Filed Pursuant to Rule 433

Registration Statement No. 333-156476-01

and No. 333-156476

June 15, 2009

TELECOM ITALIA CAPITAL

SOCIÉTÉ ANONYME

Registered office: 12, rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg Register of Commerce and Companies: B-77970

$1,000,000,000 6.175% Guaranteed Senior Notes Due 2014

Guaranteed on a senior, unsecured basis by Telecom Italia S.p.A.

Issuer:	Telecom Italia Capital

Guarantor:	Telecom Italia S.p.A.

Ratings:	Baa2 Moody’s / BBB Standard & Poor’s / BBB Fitch (Stable / Stable / Stable)

Principal Amount:	$1,000,000,000

Security Type:	Guaranteed Senior Notes

Legal Format:	SEC Registered

Settlement Date:	June 18, 2009

Maturity Date:	June 18, 2014

Coupon:	6.175%

Issue Price:	100% of principal amount

Yield:	6.175%

Benchmark Treasury:	2.250% due May 31, 2014

Spread to Benchmark Treasury:	345 basis points (3.45%)

Benchmark Treasury Price and Yield:	97-26; 2.725%

Interest Payment Dates:	Semi-annually on December 18 and June 18, commencing on December 18, 2009

Redemption Provisions:

Make-whole call:	At any time after December 20, 2010 at the greater of (1) 100% or (2) a discount rate of adjusted Treasury plus 50 basis points

Denominations:	$2,000 and integral multiples of $1,000

CUSIP:	87927VAW8

Underwriters:	BNP Paribas Securities Corp. (16.67%) (bookrunner)

Deutsche Bank Securities Inc. (16.67%) (bookrunner)

Goldman, Sachs & Co. (16.67%) (bookrunner)

J.P. Morgan Securities Inc. (16.67%) (bookrunner)

Mitsubishi UFJ Securities (USA), Inc. (16.65%) (bookrunner)

Morgan Stanley & Co. Incorporated (16.67%) (bookrunner)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling BNP Paribas Securities Corp. at +1 212 841-2871, Deutsche Bank Securities Inc. at +1 212-250-4913, Goldman, Sachs & Co. at +1 866 471-2526, J.P. Morgan Securities Inc. at +1-212-834-4533, Mitsubishi UFJ Securities (USA), Inc. at +1 212 405-7440 or Morgan Stanley & Co. Incorporated at +1-866-718-1649.